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                                                                    Exhibit 21.1

                        Subsidiaries of Universe2U Inc.


 .  Fiber Optics Corporation of Canada Inc., incorporated in Ontario.

 .  Canadian Cable Consultants Inc., incorporated in Ontario.

 .  Photonics Engineering & Design, Inc., incorporated in Ontario.

 .  CableTec Communications Inc., incorporated in Ontario.

 .  Universe2U Right-of-ways Agency Inc., incorporated in Delaware.

 .  Coastal Network Services Inc., incorporated in Delaware.

 .  Coastal Networks Inc., incorporated in Nevada.

 .  MultiLink Network Services Inc., incorporated in Delaware.

 .  MultiLink Networks Inc., incorporated in Nevada.

 .  1418276 Ontario Inc., incorporated in Ontario.

 .  Universe2U Canada Inc., incorporated in Ontario.

 . T-E Realty & Right-of-Way Agency, L.L.C., incorporated in Michigan (49% ownership).